First Security Group, Inc. and Subsidiary
Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
(in thousands, except share amounts)	(unaudited)
ASSETS
Cash and Due from Banks	$18,447	$10,742
Interest Bearing Deposits in Banks	29,582	10,126
Cash and Cash Equivalents	48,029	20,868
Securities Available-for-Sale	95,571	172,830
Securities Held-to-Maturity, at amortized cost (fair value - $128,058 at December 31, 2014 and $132,104 at December 31, 2013)	124,485	132,568
Loans Held-for-Sale	72,242	220
Loans	663,622	583,097
Less: Allowance for Loan and Lease Losses	8,550	10,500
Net Loans	655,072	572,597
Premises and Equipment, net	28,347	27,888
Bank Owned Life Insurance	29,204	28,346
Intangible Assets	134	330
Other Real Estate Owned	4,511	8,201
Other Assets	12,649	13,726
TOTAL ASSETS	$1,070,244	$977,574

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits
Noninterest Bearing Demand	$159,996	$144,365
Interest Bearing Demand	111,021	95,559
Savings and Money Market Accounts	258,694	206,125
Certificates of Deposit less than $100 thousand	151,089	182,408
Certificates of Deposit of $100 thousand or more	119,514	153,750
Brokered Deposits	105,299	75,062
Total Deposits	905,613	857,269
Federal Funds Purchased and Securities Sold under Agreements to Repurchase	12,750	12,520
Other Borrowings	56,000	20,000
Other Liabilities	5,901	4,137
Total Liabilities	980,264	893,926
SHAREHOLDERS’ EQUITY
Common Stock – $.01 par value – 150,000,000 shares authorized; 66,826,134 shares issued as of December 31, 2014 and 66,602,601 shares issued as of December 31, 2013	766	764
Paid-In Surplus	197,614	196,536
Accumulated Deficit	(101,625)	(104,042)
Accumulated Other Comprehensive Loss	(6,775)	(9,610)
Total Shareholders’ Equity	89,980	83,648
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,070,244	$977,574

First Security Group, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2014	2013	2014	2013
INTEREST INCOME
Loans, including fees	$8,104	$6,562	$31,464	$26,099
Investment Securities – taxable	886	1,224	3,769	4,366
Investment Securities – non-taxable	81	323	605	1,071
Other	1	40	53	378
Total Interest Income	9,072	8,149	35,891	31,914
INTEREST EXPENSE
Interest Bearing Demand Deposits	45	46	182	259
Savings Deposits and Money Market Accounts	209	142	676	770
Certificates of Deposit of less than $100 thousand	243	387	1,067	1,938
Certificates of Deposit of $100 thousand or more	245	395	1,038	1,953
Brokered Deposits	361	682	1,937	3,554
Other	25	19	90	70
Total Interest Expense	1,128	1,671	4,990	8,544
NET INTEREST INCOME	7,944	6,478	30,901	23,370
Credit for Loan and Lease Losses	(221)	(955)	(1,452)	(2,735)
NET INTEREST INCOME AFTER CREDIT FOR LOAN AND LEASE LOSSES	8,165	7,433	32,353	26,105
NONINTEREST INCOME
Service Charges on Deposit Accounts	793	800	3,081	3,097
Mortgage Banking Income	357	208	1,278	1,135
Gain on Sales of Securities Available-for-Sale	—	168	628	322
Gain on Sales of Loans	886	—	1,612	—
Other	1,752	1,012	5,659	4,129
Total Noninterest Income	3,788	2,188	12,258	8,683
NONINTEREST EXPENSES
Salaries and Employee Benefits	5,576	5,503	21,228	22,584
Expense on Premises and Fixed Assets, net of rental income	1,312	1,341	5,364	5,644
Other	4,012	3,306	15,076	19,532
Total Noninterest Expenses	10,900	10,150	41,668	47,760
INCOME (LOSS) BEFORE INCOME TAX PROVISION	1,053	(529)	2,943	(12,972)
Income Tax Provision	131	119	526	477
NET INCOME (LOSS)	922	(648)	2,417	(13,449)
Preferred Stock Dividends	—	—	—	(929)
Accretion on Preferred Stock Discount	—	—	—	(452)
Effect of Exchange of Preferred Stock to Common Stock	—	—	—	26,179
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$922	$(648)	$2,417	$11,349
NET INCOME (LOSS) PER SHARE:
Net Income (Loss) Per Share – Basic	$0.01	$(0.01)	$0.04	$0.24
Net Income (Loss) Per Share – Diluted	$0.01	$(0.01)	$0.04	$0.24
Dividends Declared Per Common Share	$—	$—	$—	$—